Exhibit 4.10

DESCRIPTION OF THE REGISTRANT’S SECURITIES

As of April 1, 2024, Interactive Strength Inc. (the “Company,” “we,” “us,” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Common Stock is registered under Section 12(b) of the Exchange Act.

General

The following is a description of the material terms of the Company’s Common Stock. This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s amended and restated certificate of incorporation and amended and restated bylaws, each of which are incorporated by reference as an exhibit to its Annual Report on Form 10-K of which this Exhibit is a part. The Company encourages you to read our amended and restated certificate of incorporation and amended and restated bylaws, and the applicable provisions of the Delaware General Corporation Law (“DGCL”), for additional information.

Common Stock

Our Common Stock is listed on The Nasdaq Capital Market under the trading symbol “TRNR.”

Authorized Shares of Common Stock

The authorized number of shares of Common Stock is 900,000,000 shares of Common Stock.

Voting

Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

There are no preemptive, redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.